Prospectus Supplement No. 1
to Prospectus dated December 19, 1996

                                2,972,482 SHARES

                             DATAMARK HOLDING, INC.

                                  COMMON STOCK

         This Prospectus Supplement supplements information contained in that certain Prospectus of DataMark Holding, Inc. dated December 19, 1996 (the
"Prospectus") relating to the potential sale from time to time of up to $2,972,872 shares of Common Stock by the Selling Shareholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to shares listed as beneficially owned by Andrew Stallman and Hausmann Holding, Selling
Shareholders:


==================================================================================================================================
                                         Number of Shares                         Number of          Beneficial       Percent of
                                             Beneficially      Percent of      Shares Being     Ownership after      Class after
Shareholder                                      Owned(l)        Class(l)              Sold         Offering(2)      Offering(2)
----------------------------------------------------------------------------------------------------------------------------------
Andrew Stallman                                     2,000            0.2%             2,000                   0             0.0%
----------------------------------------------------------------------------------------------------------------------------------
Ebbets Field International, Ltd.                   50,000            0.6%            50,000                   0             0.0%
----------------------------------------------------------------------------------------------------------------------------------
F.I.R.S., LLC                                       5,000            0.2%             5,000                   0             0.0%
----------------------------------------------------------------------------------------------------------------------------------
Hausmann Holdings                                       0            0.0%                 0                   0             0.0%
----------------------------------------------------------------------------------------------------------------------------------
Jeffrey G. Korn                                     1,000               *             1,000                   0             0.0%
----------------------------------------------------------------------------------------------------------------------------------
Schmidt Family Trust                                5,000               *             5,000                   0             0.0%
----------------------------------------------------------------------------------------------------------------------------------
Clark Fork Medical Associates,
P.C. Section 401K Profit
Sharing Plan FBO Frank
Walker                                              2,000            0.4%             2,000                   0             0.0%
==================================================================================================================================

         *Less than 0.1%

         The "Plan of Distribution" section of the Prospectus is hereby amended to include the following sentence: This Prospectus may also be utilized, with the permission of the Company, by assignees and private transferees of the Selling Shareholders.

                   Prospectus Supplement dated March 7, 1997.